Execution Version

Exhibit 10.5

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 to Loan Agreement (this “Amendment”) dated March 31, 2011, amends that certain Loan Agreement (as amended, modified, restated or replaced, from time to time, the "Loan Agreement") dated February 11, 2011, by and among Denly Utah Coal, LLC, a Texas limited liability company (“Denly”), John Thomas Bridge and Opportunity Fund, L.P., a Delaware limited partnership (“JTBOF1”) and John Thomas Bridge and Opportunity Fund, L.P. II, a Delaware limited partnership (“JTBOF2”) (JTBOF1 and JTBOF2 being referred to, collectively, as “JTBOF”) (Denly and JTBOF being referred to, collectively, as “Lenders”), America West Resources, Inc., a Nevada corporation (“Borrower”) and America West Services, Inc., a Nevada corporation (“Guarantor”), and Denly as collateral agent for itself and JTBOF (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, under the original terms of the Loan Agreement, Borrower was to use its best efforts to raise a minimum of $3,800,000 of additional equity capital by March 15, 2011 by issuing Borrower Common Stock to one or more investors in one or a series of transactions pursuant to the requirements of Section 3.2 of the Loan Agreement;

WHEREAS, as of the date of this Amendment, Borrower has raised Two Million Four Hundred Forty-Four Thousand Nine Hundred Sixty-Seven and 02/100 Dollars ($2,444,967.02) in net proceeds of equity capital pursuant to the terms of Section 3.2 of the Loan Agreement; and

WHEREAS, the Borrower, Guarantor, Collateral Agent and the Lenders have agreed to make certain changes to the Loan Agreement in order to address the current positions of the Borrower and the Lenders;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Defined Terms.  Unless otherwise specifically defined herein, the terms used in this Amendment (including the terms used in the introductory provisions hereof) have the same meanings given such terms in the Loan Agreement, except where the context used specifically indicates otherwise.  In addition, the following definition is hereby added to Section 1.1:

““Extended Offering Period” is defined in Section 5.20.”

The following paragraph (h) is hereby added to the definition of “Permitted Liens” as follows:

“(h)  Liens that may arise under that certain Equipment Lease dated February 28, 2011by and between Borrower and Montgomery Equipment Company, Inc. and covering the Joy Model 10SC32-56BXHE-5 Shuttle Car, SN ET-16437 leased to Borrower under said agreement.”

2.

Amendment to Section 3.2.  Section 3.2 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“3.2

Borrower’s Effort to Raise Additional Equipment Capital.  Borrower agrees to exercise its best efforts to raise by March 31, 2011 a minimum of Two Million Four Hundred Forty-Four Thousand Nine Hundred Sixty-Seven and 02/100 Dollars ($2,444,967.02) of additional equity capital by issuing additional Borrower Common Stock to one or more investors in one or a series of transactions complying with the following requirements (collectively, the “Borrower New Equity Requirements”):

(a)

the investors include only “accredited investors” as such term is defined in Regulation D of the SEC; and,

(b)

none of the investors shall have been the subject of disciplinary action by the SEC or any state securities agency; and

(c)

between the date of this Agreement and March 31, 2011, the Borrower shall issue and sell to the investors only Borrower Common Stock with net proceeds (after sales commissions, attorneys fees and other transaction expenses) of such issuance actually received by Borrower in an amount not less than Two Million Four Hundred Forty-Four Thousand Nine Hundred Sixty-Seven and 02/100 Dollars ($2,444,967.02); and

(d)

the only consideration received by Borrower in connection with such issuance shall be cash; and

(e)

the issuance price for the Borrower Common Stock so issued shall not be less than $1.00 per share; and

(f)

the Borrower shall not grant or agree to any right or privileges on the part of such investors other than those which all holders of Borrower Common Stock would have solely as a result of their ownership of such Borrower Common Stock.”

3.

Amendment to Section 3.3(a).  Section 3.3(a) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“(a)

In the event that Borrower fully satisfies the “Conversion and Renewal Conditions” defined below on or before March 31, 2011, then, at the Conversion and Renewal Closing referenced below, Denly shall surrender the $2,000,000 Denly Conversion Note to Borrower and shall receive in return a certificate evidencing that number of shares of Borrower Common Stock equal to one (1) such share for each one dollar ($1) of outstanding principal and accrued unpaid interest on such note (adjusted for any stock splits, reverse splits, stock dividends or the like occurring after the execution of this Agreement and before the Conversion and Renewal Closing).”

4.

Amendment to Section 3.3(b).  Section 3.3(b) of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“(b)

The “Conversion and Renewal Conditions” shall mean and include all of the following:

(i)

the Borrower New Equity Requirements shall have been fully satisfied;

(ii)

each of the warranties and representations of Borrower in this Agreement (which may be supplemented by Borrower, upon the consent of the Lenders, as of the Conversion and Renewal Closing) shall be true and correct in all material respects as of the Conversion and Renewal Closing;

(iii)

the Borrower and all of its Subsidiaries shall be in substantial compliance with each of their covenants and obligations set forth in this Agreement as of the Conversion and Renewal Closing;

(iv)

no Material Adverse Change shall have occurred as of the Conversion and Renewal Closing; and

(v)

Borrower and all of its Subsidiaries shall have executed and delivered to Denly all of the Loan Documents and other documents relating to the transactions contemplated thereby that were requested by Denly to be signed on or about February 11, 2011, and Borrower shall have caused all other required signatories (other than Denly and JTBOF) to the Loan Documents and other documents relating to the transactions contemplated thereby (including, without limitation, Amendment No. 2 to Royalty Assignment and Agreement) that were requested by Denly to be signed on or about February 11, 2011.”

5.

Amendment to Section 3.4.  Section 3.4 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“3.4

Conversion of JTBOF Debt.  In the event that Borrower fully satisfies the Conversion and Renewal Conditions set forth at Section 3.3(b) above on or before March 31, 2011, JTBOF1 and JTBOF2, at the Conversion and Renewal Closing provided for below, shall convert One Million Eight Hundred Thousand Dollars ($1,800,000) and One Million Two Hundred Thousand Dollars ($1,200,000), respectively, of the JTBOF Continuing Indebtedness into Borrower Common Stock at $1.00 per share of Borrower Common Stock (adjusted for any stock splits, reverse splits, stock dividends or the like occurring after the execution of this Agreement and prior to the Conversion and Renewal Closing).”

6.

Amendment to Section 3.5.  The first paragraph of Section 3.5 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“3.5

Renewal and Extension of Denly Continuing Indebtedness and JTBOF Continuing Indebtedness.  In the event that Borrower fully satisfies the Conversion and Renewal Conditions on or before March 31, 2011, then, Borrower shall deliver a certificate (in Proper Form) to Denly and JTBOF representing and warranting that the Conversion and Renewal Conditions have been satisfied in full, and Denly, Borrower and Guarantor shall renew and extend the Denly Continuing Indebtedness and JTBOF, Borrower and Guarantor shall renew and extend the JTBOF Continuing Indebtedness (less the $3,000,000 of the same converted into Borrower Common Stock as provided in Section 3.4) as follows:”

7.

Amendment to Section 3.5(d).  The following is hereby added following the last sentence of Section 3.5(d):

“(d)

Borrower shall execute and deliver to each of JTBOF1 and JTBOF2 a new promissory note (the “JTBOF1 Renewal Note” and the “JTBOF2 Renewal Note” respectively and, collectively, the “JTBOF Renewal Notes”) in the original principal amount equal to the aggregate of all outstanding principal and unpaid interest (with interest calculated at the pre-default rate prior to the maturity date specified in the notes evidencing such indebtedness and at the “default rate” specified in such notes after the maturity date specified in such notes) on all of the JTBOF Continuing Indebtedness (less the $3,000,000 amount of such indebtedness that is converted into Borrower Common Stock in accordance with Section 3.4) owned by JTBOF1 and JTBOF2, respectively, as of the date of the JTBOF Renewal Notes. Each of the JTBOF Renewal Notes shall bear interest and be payable as set forth below and otherwise in the form attached to this Agreement as Exhibit A. Each of the JTBOF Renewal Notes shall be executed, delivered and accepted in renewal, extension and rearrangement, but not in extinguishment, of that portion of the JTBOF Continuing Indebtedness evidenced by such note;”

8.

Amendment to Section 3.5(n).  The following is hereby added following the last sentence of Section 3.5(n):

“For the avoidance of doubt, upon the Conversion and Renewal Closing, (a) the 2008 Denly Loan Agreement and the 2009 Equipment Loan Agreement will be deemed amended and restated, in their entirety, by this Loan Agreement, (b) the Denly Continuing Indebtedness will be renewed, extended, and evidenced by the Denly Renewal Note and this Loan Agreement, and (c) the JTBOF Continuing Indebtedness will be renewed, extended, and evidenced by the JTBOF Renewal Notes and this Loan Agreement.”

9.

Amendment to Section 3.6.  The first sentence of Section 3.6 is hereby amended in its entirety and replaced with the following:

“The holders of the Renewal Notes, separately, shall have the right, exercisable at any time and from time to time, to convert some or all of the outstanding principal and accrued unpaid interest of such notes into Borrower Common Stock in accordance with the following terms and conditions:”

10.

Amendment to Section 3.8.  Section 3.8 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“3.8

Forbearance by Lenders Prior to March 31, 2011.  Borrower acknowledges that various “Events of Default” (as defined under applicable Notes and Loan Documents) have occurred with respect to the existing indebtedness of Borrower and/or Guarantor to each of Denly and JTBOF.  Each of Denly and JTBOF agrees, however, that notwithstanding such “Events of Default,” each shall forbear from acceleration of any unmatured debt, the filing of lawsuits or the taking of remedies with respect to collateral through March 31, 2011 unless (a) any of the warranties or representations of Borrower set forth in this Agreement fails to be true and correct in all material respects as of the date of this Agreement, (b) Borrower or any of its Subsidiaries violate any of the covenants applicable to it and set forth in this Agreement, or (c) a Material Adverse Change occurs.  In the event that the Conversion and Renewal Conditions are fully satisfied on or before March 31, 2011 and no material adverse change shall have occurred, each of Denly and JTBOF shall waive in writing all existing Events of Default at the Conversion and Renewal Closing.  In the event that the Conversion and Renewal Conditions are not fully satisfied on or before March 31, 2011, each of Denly and JTBOF shall have the right to pursue and enforce all of their respective rights and remedies at law or in equity.”

11.

Addition of Section 4.21.  Section 4.21 is added to the Loan Agreement, and will read in its entirety as follows:

“4.21

Amendment to Articles of Incorporation.  By March 31, 2011, the Borrower will have filed an amendment to its Articles of Incorporation with the Secretary of State of Nevada to document the 12-to-1 reverse stock split of the Borrower Common Stock that occurred on October 18, 2010.  As of March 31, 2011, Borrower will have obtained all necessary corporate approvals and authorizations, made all necessary governmental and regulatory filings, and taken all such other action, in each case, to validly effect the 12-to-1 reverse stock split of the Borrower Common Stock effective October 18, 2010.”

12.

Amendment to Section 5.3.  Section 5.3 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“5.3

Performance of Obligations; Payment of Debt. The Borrower will pay the Renewal Notes according to the reading, tenor and effect of each thereof and will perform and discharge or cause to be performed and discharged the obligations provided to be performed and discharged under this Agreement and the other Loan Documents. The Borrower shall, and shall cause each of its Subsidiaries to, pay its Debt as and when due (or within any applicable grace period), except (a) Debt with respect to which payment is being contested in good faith by appropriate proceedings, action to foreclose on any Properties of the Borrower or its Subsidiaries, as the case may be, is properly stayed, and adequate reserves have been established for the payment thereof, and (b) the current arrearages as of the date of this Agreement (and any future arrearages through March 31, 2011) owed to the general unsecured creditors under the Hidden Splendor Bankruptcy Plan but only so long as all arrearages shall be completely eliminated by the earlier of (i) May 15, 2011 and (ii) the date required to be paid in the event such creditors provide written notice of default of such arrearages, and (c) the current arrearages as of the date of this Agreement (and any future arrearages through September 30, 2011) owed to the priority unsecured creditors under the Hidden Splendor Bankruptcy Plan but only so long as all arrearages shall be completely eliminated by the earlier of (i) September 30, 2011 and (ii) the date required to be paid in the event such creditors provide written notice of default of such arrearages, and (d) amounts due to the Internal Revenue Service and identified in that certain letter dated September 15, 2010 (the “IRS Letter”) from the Internal Revenue Service to Hidden Splendor but only so long as payments are made in strict accordance with the IRS Letter, and (e) the current arrearages as of the date of this Agreement (and any future arrearages through March 31, 2011) owed to AmWest Exploration Company in association with the Consumer Road Property but only so long as such arrearages shall be completely eliminated by May 15, 2011, and (f) the current arrearages as of the date of this Agreement (and any future arrearages through March 31, 2011) owed to the Bureau of Land Management for royalties associated with coal mined and sold from the Horizon Mine but only so long as such arrearages shall be completely eliminated by May 15, 2011, and (g) the current arrearages as of the date of this Agreement (and any future arrearages through March 31, 2011) owed to the Office of Surface Mining for royalties associated with coal mined and sold from the Horizon Mine but only so long as such arrearages shall be completely eliminated by May 15, 2011.”

13.

Amendment to Section 5.17.  Section 5.17 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“5.17

Consumer Road Property.  Borrower has acquired fee title to real property located on Consumer Road in Carbon County, Utah (the “Consumer Road Property”) and agrees to agrees to repay all of the Debt (approximately $85,194) secured by such property by May 15, 2011, and, within thirty (30) days thereafter, to execute and deliver for the benefit of Lenders such Collateral Documents in Proper Form as shall be necessary in the sole judgment of Lenders to grant to Lenders, for their ratable benefit, a first priority lien and security interest in such Consumer Road Property.”

14.

Addition of Section 5.20.

Section 5.20 is added to the Loan Agreement, and will read in its entirety as follows:

“5.20

Extended Offering Period.   During the period beginning April 1, 2011 and ending April 30, 2011 (the “Extended Offering Period”), the Borrower shall issue and sell additional Borrower Common Stock to one or more investors in one or a series of transactions resulting in net proceeds (after sales commissions, attorneys fees and other transaction expenses) actually received by the Borrower of at least One Million Three Hundred Fifty-Five Thousand Thirty-Two and 98/100 Dollars ($1,355,032.98) and complying with the Borrower New Equity Requirements (excluding the requirements set forth in Section 3.2 (c)).  During the Extended Offering Period, the Borrower shall issue and sell to investors only Borrower Common Stock with net proceeds (after sales commissions, attorneys fees and other transaction expenses) of such issuance actually received by the Borrower in an amount not less than One Million Three Hundred Fifty-Five Thousand Thirty-Two and 98/100 Dollars ($1,355,032.98).”

15.

Amendment to Section 6.1.  Section 6.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“6.1

Debt.  The Borrower shall not (and shall not permit any of its Subsidiaries to) incur, create, assume, guarantee or permit to exist any Debt, except for (i) Debt existing on the date of this Agreement and (ii) Debt payable to Denly under any promissory note executed after the date of this Agreement but prior to March 30, 2011 with a principal amount not to exceed $140,000.”

16.

Amendment to Section 6.2.  Section 6.2 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“6.2

Contingent Liabilities.  The Borrower shall not (and shall not permit any of its Subsidiaries to) incur, create, assume, become or be liable in any manner in respect of, or suffer to exist, any Contingent Liabilities, except Contingent Liabilities in existence on the date of this Agreement and only to the extent that such Contingent Liabilities rank pari passu with, but not senior to, the Indebtedness and Obligations, and, further, except for any guaranty of indebtedness by the Borrower or its any of its Subsidiaries in favor of a Lender, subject to the approval of the other Lender.  Anything herein to the contrary notwithstanding, the Borrower may guarantee Debt of Hidden Splendor up to the aggregate principal amount of $1,500,000.00 so long as such guaranty is unsecured and is required by the terms of a plan of reorganization as confirmed by a Final Confirmation Order and only to the extent that such Contingent Liabilities rank pari passu with, but not senior to, the Indebtedness and Obligations.”

17.

Amendment of Section 6.11.  Section 6.11 to the Loan Agreement is hereby amended in its entirety and replaced with the following:

“6.11

Issuance of Capital Stock.  The Borrower will not, and will not permit any of its Subsidiaries to, issue, or commit to issue, any additional Capital Stock except (a) the exercise of existing warrants and/or stock options reflected in Section 4.15, (b) the issuance of Borrower Common Stock for cash consideration in accordance with Section 3.2 of this Agreement and in an amount not to exceed six million five hundred thousand (6,500,000) shares of Borrower Common Stock, (c) the issuance of Borrower Common Stock upon conversion of indebtedness (including, without limitation, the conversion of indebtedness provided for in this Agreement) and not exceeding five million (5,000,000) shares in the aggregate, (d) the grant by Borrower to its employees of additional stock options with an exercise price of not less than market price with respect to not more than three hundred thirty-three thousand three hundred thirty three (333,333) shares of Borrower Common Stock (adjusted for stock splits, stock dividends and the like after the date of this Agreement) in each of calendar years 2011, 2012 and 2013, (e) the issuance by Borrower to Persons who are not Affiliates of Borrower or any of its officers or directors, of additional warrants to purchase Borrower Common Stock covering an aggregate of not more than five hundred thousand (500,000) shares of Borrower Common Stock (adjusted for stock splits, stock dividends and the like after the date of this Agreement) in each of calendar years 2011, 2012 and 2013, (f) with the prior written consent of each of the Lenders, (g) the issuance by Borrower to Riverstone of up to two hundred thousand (200,000) shares of Borrower Common Stock (adjusted for stock splits, stock dividends and the like after the date of this Agreement) as part of a settlement for the dispute regarding a finder’s fee, (h) the issuance by Borrower to Uptick Capital LLC of up to seven thousand five hundred (7,500) shares of Borrower Common Stock per month (adjusted for stock splits, stock dividends and the like after the date of this Agreement) pursuant to the terms of the written agreement between the Borrower and Uptick Capital LLC as in effect on the date hereof, and/or (i) the issuance by Borrower to John Thomas Financial, Inc. of warrants covering up to six hundred fifty thousand (650,000) shares of the Borrower Common Stock at an exercise price of not less than $1.00 per share (adjusted for stock splits, stock dividends and the like after the date of this Agreement) in connection with the sale of equity capital pursuant to Sections 3.2 and 5.20 of this Agreement.”

18.

Amendment of Section 8.20.  Section 8.20 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

“8.20

Graves, Dougherty, Hearon & Moody, P.C.  The parties acknowledge that the firm of Graves, Dougherty, Hearon & Moody, P.C. (“GDHM”) has represented only Denly in connection with this Loan Agreement, the other Loan Documents and the transactions described therein and not any other party.  Borrower agrees to pay, or reimburse Denly for paying, all of the fees and expenses of GDHM in connection with such representation (including any fees and expenses paid by GDHM to its Utah co-counsel) and acknowledges that $25,000 of the amount shown as advanced on the $2,000,000 Conversion Note has been paid by Denly to GDHM upon execution of such note and will be treated as advanced to Borrower on such note.  Borrower further agrees to pay, or reimburse Denly for paying, all fees and expenses of GDHM, and any other attorneys engaged by or on behalf of Denly, in connection with (i) the structuring, negotiation, drafting, closing or administration of any amendments, renewals, extensions, or replacements of this Loan Agreement, the other Loan Documents or any other documents executed in connection with the foregoing, and (ii) the investigation, enforcement or adjudication of any rights or remedies relating to this Loan Agreement, the other Loan Documents, the other documents executed in connection with the foregoing, or any amendments, renewals, extensions, or replacements of any of the foregoing.  Borrower will pay to GDHM, on behalf of Denly, the balance of any fees and expenses charged by GDHM through March 31, 2011 in connection with its representation of Denly, including, without limitation, any fees and expenses relating to the Conversion and Renewal Closing, the drafting and execution of any amendments to this Loan Agreement or other document related to this Loan Agreement, as follows: $17,000 to be paid on April 1, 2011 and the balance to be paid on or before April 6, 2011.  Borrower will make all other payments of GDHM fees and expenses under this Section 8.20 within thirty (30) days following receipt of invoice of such fees and expenses.”

19.

Supplements to Disclosure Schedules.  In connection with the Conversion and Renewal Closing, Borrower represents and warrants to the Lenders that, except as hereinafter set forth in Exhibit A attached hereto, each of the representations and warranties set forth in Section 4 of the Loan Agreement is true and correct in all material respects as of March 31, 2011.  The Section and Schedule references set forth in Exhibit A correspond to the similar Sections and Schedules of the Loan Agreement which are supplemented hereby solely for purposes of the foregoing representations and warranties provided by Borrower in connection with the Conversion and Renewal Closing on March 31, 2011.

20.

Ratification, Etc.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement and all other Loan Documents are ratified and confirmed and shall continue in full force and effect.  The parties hereto agree that the Loan Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.

21.

Counterparts, Etc.  To facilitate execution, this Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof.  Additionally, the parties hereto hereby agree that, for purposes of facilitating the execution of this Amendment, (a) the signature pages taken from separate individually executed counterparts of this Amendment may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature.  All executed counterparts of this Amendment shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

THE LOAN AGREEMENT, AS AMENDED HEREBY, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

BORROWER:

America West Resources, Inc.,

a Nevada corporation

By:

/s/ Dan R. Baker

Dan R. Baker,

Chief Executive Officer

ATTEST:

/s/ Alex Walker

Alex Walker, Secretary

GUARANTOR:

America West Services, Inc.,

a Nevada corporation

By:

/s/ Dan R. Baker

Dan R. Baker,

Chief Executive Officer

ATTEST:

/s/ Alex Walker

Alex Walker, Secretary

[Signature Page to Amendment No. 1 to Loan Agreement]

LENDERS:

Denly Utah Coal, LLC, a Texas limited liability company

By:

/s/ D. Mark von Waaden

D. Mark von Waaden, President

Denly Utah Coal, LLC, a Texas limited liability company, as Collateral Agent

By:

/s/ D. Mark von Waaden

D. Mark von Waaden, President

John Thomas Bridge and Opportunity Fund, L.P., a Delaware limited partnership

By:

John Thomas Capital Management Group, LLC, its General Partner

By:

/s/ George R. Jarkesy, Jr.

George R. Jarkesy, Jr.,

Managing Member

John Thomas Bridge and Opportunity Fund, L.P. II, a Delaware limited partnership,

By:

John Thomas Capital Management Group, LLC, its General Partner

By:

/s/ George R. Jarkesy, Jr.

George R. Jarkesy, Jr.,

Managing Member

[Signature Page to Amendment No. 1 to Loan Agreement]